Exhibit 4.1

Execution Copy

THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THIS NOTE AND ANY SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE ARE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF DECEMBER 27, 2017, IN FAVOR OF GUARANTY BANK AND TRUST COMPANY, A COLORADO BANK, WHICH AGREEMENT (AS AMENDED IN ACCORDANCE WITH ITS TERMS) IS INCORPORATED HEREIN BY REFERENCE.

CONVERTIBLE SENIOR SUBORDINATED SECURED LOAN NOTE

$[__________]	December 28, 2017

FOR VALUE RECEIVED, BIRNER DENTAL MANAGEMENT SERVICES, INC., a Colorado corporation (the “Company”), hereby promises to pay to the order of [______], a [form of organization], or its registered successors and assigns (the “Holder”), the principal amount of [_________________________________] DOLLARS ($[_________]) together with interest thereon calculated from the date hereof in accordance with the provisions of this Convertible Senior Subordinated Secured Loan Note (this “Note”). This Note is one of an issue of Convertible Senior Subordinated Secured Loan Notes issued pursuant to the Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of the date hereof, by and among the Company and the Holders (such other Convertible Senior Subordinated Secured Loan Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 12.

This Note and the indebtedness evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination Agreement, dated as of December 27, 2017, entered into by the Company and each holder of this Note and the Other Notes in favor of the Bank (as amended, restated, supplemented, or otherwise modified from time to time, the “Subordination Agreement”).

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1.       Interest.

(a)       Interest Accrual. Interest shall accrue on a quarterly basis at (A) an initial rate of 5% per annum (calculated on the basis of a 360-day year comprised of twelve 30-day months), and (B) following the third anniversary date of the Issuance Date, a rate set forth pursuant to Section 1(c), on the unpaid principal balance of this Note outstanding from time to time, or (if less) at the highest rate then permitted by applicable law. The Company shall pay to the Person who is the Holder of record on the applicable Interest Payment Date all accrued and unpaid interest on the Interest Payment Dates, beginning March 31, 2018, (i) by increasing the principal amount of this Note by the amount of such accrued and unpaid interest (“PIK Interest”) pursuant to Section 1(b) below or (ii) in cash, at the option of the Company, subject in the case of payment in cash to the terms of the Subordination Agreement. All accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on this Note is made. Interest shall accrue on any principal payment due under this Note and, to the extent permitted by applicable law, on any interest which has not been paid on the date on which it is due and payable until such time as payment therefor is actually delivered to the Holder. Upon the conversion of all or part of the amounts outstanding under this Note into Series B Convertible Preferred Stock of the Company (“Series B Preferred Stock”) pursuant to Section 6, interest will cease to accrue with respect to any such amounts converted into Series B Preferred Stock.

(b)       PIK Interest; Capitalization of Interest. Except for interest that is paid pursuant to Section 1(a)(ii), all interest which accrues on or before any Interest Payment Date (the “Capitalization Date”) shall be deemed to be paid in kind and added to the principal amount outstanding hereunder, in each case, as of the Capitalization Date. Except as expressly provided herein, the term “Note” shall include all PIK Interest deemed to be added to the principal amount outstanding hereunder pursuant to this Section 1(b).

(c)       VWAP Measurement. Following the third anniversary date of the Issuance Date, interest shall accrue on a quarterly basis at a rate (calculated on the basis of a 360-day year comprised of twelve 30-day months) of (i) 5% per annum if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter is less than $15 per share of Common Stock, (ii) 2.5% per annum if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter is equal to or greater than $15 per share of Common Stock and equal to or less than $20 per share of Common Stock, and (iii) 0% if the VWAP for each of any 30 consecutive Trading Days during the immediately preceding quarter exceeds $20 per share of Common Stock. Following the third anniversary date of the Issuance Date, the Company shall apply this VWAP measurement test quarterly, in arrears.

2.       Principal.

(a)       Maturity Date. On September 30, 2023 (the “Maturity Date”), the Company shall pay the entire unpaid principal amount of this Note then outstanding to the Holder, together with all accrued and unpaid interest thereon, subject to the terms of the Subordination Agreement.

(b)       Mandatory Prepayment / Acceleration by Company Upon Fundamental Transaction. Subject to the terms of the Subordination Agreement and the Holder’s right to convert this Note pursuant to Section 6, upon the occurrence of a Fundamental Transaction, the Company shall repay this Note in full at a price equal to the unpaid principal amount of the Note, plus an amount equal to all accrued and unpaid interest and the interest that the Holder would have received for the period from the date of such repayment to the Maturity Date had the Notes been held by the Holder to the Maturity Date. Except as provided in the foregoing sentence, this Note may not be prepaid by the Company without the consent of the Majority Note Holders.

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(c)       Replacement Notes. The Holder may, but shall not be obligated to, request the issuance of replacement notes to evidence any increases in the principal amount of this Note with such replacement notes being identical in form and substance in all respects to this Note, except that any such replacement Note shall be dated as of the day following the date to which interest had been paid on the replaced Note. Upon any such request, the Company shall issue such replacement notes and the holder(s) of this Note or such replacement notes shall return such notes to be replaced to the Company, in each case marked “cancelled”, or deliver to the Company a lost note indemnity in form and substance reasonably satisfactory to the Company. The replacement and cancellation of notes pursuant to this Section 2(c) shall in no way be a novation of the indebtedness evidenced by the Notes being replaced and cancelled nor shall the security interests granted pursuant to any Senior Subordinated Note Document be released, terminated or otherwise impaired by such replacement and cancellation.

(d)       Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in principal amounts of at least $1,000) representing in the aggregate the outstanding principal of this Note, and each such new Note will represent such portion of such outstanding principal as is designated by the Holder at the time of such surrender. Any Note issued pursuant to this Section 2(d) shall bear the date of the Note for which it was exchanged.

(e)       Application of Principal Payments and Reductions. All payments and prepayments of principal on this Note and all principal reductions effected in accordance with the terms of this Note shall be applied first, to the accrued and unpaid interest due under this Note, and second, to the unpaid principal balance of this Note then outstanding (including principal attributable to the capitalization of PIK Interest in accordance with Section 1(b)).

(f)       Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note representing the outstanding principal.

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3.       Representations and Warranties.

(a)       Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder that each of the representations and warranties set forth in the Securities Purchase Agreement are true and correct as of the date hereof, and each such representation and warranty is incorporated mutatis mutandis as if set forth fully in this Note and as if applicable to the Holder and the Senior Subordinated Note Documents. The Company further represents and warrants to the Holder that (a) the execution, delivery and performance of the Senior Subordinated Note Documents to which the Company is a party have been duly authorized by the Company, (b) the Senior Subordinated Note Documents constitute a valid and binding obligation of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors’ rights generally and limitations on the availability of equitable remedies, and (c) the execution and delivery by the Company of the Senior Subordinated Note Documents to which the Company is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge, or encumbrance upon the Company’s capital stock or assets pursuant to, (iv) give any third party the right to modify, accelerate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to, its articles of incorporation or bylaws or any material law, statute, rule or regulation, including the rules of any Trading Market, to which the Company is subject, or any material agreement, instrument, order, judgment or decree to which the Company is subject, except where any such condition would not have a material adverse effect on the Company.

(b)       Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company that the Holder qualifies as an “accredited investor” under Regulation D under the Securities Act. The Holder acknowledges that this Note and the securities into which this Note is convertible are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in transactions not involving a public offering and that under such laws these securities may be resold without registration under the Securities Act only in limited circumstances. The Holder represents and warrants to the Company that the Holder is acquiring these securities for investment, and not with a view to the resale or distribution of any part thereof, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing this Note or the securities into which this Note is convertible. Any successor Holder shall be deemed, by becoming such Holder, to have made the same representations to the Company.

4.       Covenants.

(a)       Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and (b) shall be senior to all other Indebtedness of the Company, other than Senior Indebtedness. The Holder, and each Person holding this Note, whether upon original issue or upon registration of transfer, assignment or exchange hereof, agrees for the benefit of all holders of Senior Indebtedness, whether outstanding on the date of this Note or thereafter incurred, and such agreement shall be a continuing offer to all holders of Senior Indebtedness, that the payment of all amounts, expenses, fees, principal, premium, interest, late charges and any and all other obligations of any kind of the Company owed in connection with this Note shall be subordinated to the prior payment in full in cash of all amounts owing in connection with such Senior Indebtedness. No payment shall be made with respect to this Note in the event of any failure of the Company to make any scheduled payment on Senior Indebtedness, unless and until such failure is cured or waived.

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(b)       Incurrence of Indebtedness. For so long as any amount remains due and outstanding under this Note, the Company shall not, and the Company shall not permit any of its Subsidiaries or its Managed PCs to, directly or indirectly, incur, guarantee, or assume any Indebtedness, other than (i) the Indebtedness evidenced by this Note and the Other Notes and (ii) Permitted Indebtedness.

(c)       Existence of Liens. For so long as any amount remains due and outstanding under this Note, other than Permitted Liens, the Company shall not, and the Company shall not permit any of its Subsidiaries or its Managed PCs to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries or its Managed PCs (collectively, “Liens”), to the extent such Lien is upon or in a material portion of (x) the Company’s property and assets or (y) the property and assets of the Company and its Subsidiaries and Managed PCs taken as a whole on a consolidated basis; unless, all payment obligations under the Notes are secured on an equal and ratable basis as the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien;

(d)       Restricted Payments. For so long as any amount remains due and outstanding under this Note, the Company shall not, and the Company shall not permit any of its Subsidiaries or its Managed PCs to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, Tender Offers, private transactions or otherwise), all or any portion of any Permitted Indebtedness (other than the Senior Indebtedness), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(e)       Dilutive Issuances. For so long as any amount remains due and outstanding under this Note, other than pursuant to any Approved Stock Plan and except for the issuance of Excluded Securities, the Company shall not, in any manner, issue or sell any Common Stock or Common Stock Equivalents unless the purchase, conversion, exchange or exercise price, as applicable, of any such security cannot be less than the then applicable conversion price of Conversion Stock. For so long as any amount remains due and outstanding under this Note, the Company shall not, in any manner, enter into or affect any Dilutive Issuance if the effect of such Dilutive Issuance is to cause the Company to be required to issue upon conversion of any Note (assuming its conversion into Series B Preferred Stock) any shares of Common Stock in excess of that number of shares of Common Stock which the Company may issue upon conversion of the Notes and Series A Preferred Stock (assuming their conversion into Series B Preferred Stock in full) without breaching the Company’s obligations under the rules or regulations of the Trading Market on which the Common Stock is then listed or quoted.

(f)       Additional Issuances of Preferred Stock or Convertible Notes. For so long as any amount remains due and outstanding under this Note, the Company shall not issue, designate or authorize the issuance of any Common Stock Equivalents having rights, preferences or privileges senior to or on parity with the Common Stock, other than in connection with the conversion by the Holder of this Note, the issuance of any such Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the Securities Purchase Agreement, or the conversion of any such Series A Preferred Stock or Series B Preferred Stock pursuant to the terms of the Securities Purchase Agreement.

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(g)       Distributions. For so long as any amount remains due and outstanding under this Note, the Company shall not declare or pay any dividends or make any distribution of any kind on the Company’s capital stock other than dividends on the Series A Preferred Stock and the Series B Preferred Stock, or purchase, redeem or otherwise acquire, directly or indirectly, any shares of the Company’s capital stock, any options, any convertible securities or other rights to acquire shares of capital stock of the Company, except for the repurchase of such securities from employees or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees’ or consultants’ employment by or provision of service to the Company, provided that (A) the Company has a repurchase right with respect to such securities, (B) no Event of Default exists either immediately prior to or after giving effect to such repurchase, and (C) the total amount paid in connection therewith by the Company does not exceed $50,000 in any Fiscal Year.

(h)       Sale of Subsidiary or Managed PC. For so long as any amount remains due and outstanding under this Note, without prior approval of the Majority Note Holders, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries or its Managed PCs to, sell, transfer, cause to be sold or transferred, or otherwise dispose of, any interest in a Subsidiary or Managed PC of any Person (including through merger, spin-off or consolidation) that is greater in the aggregate than 10% of the Company’s market capitalization as of the date thereof. Notwithstanding the foregoing, interests in the Managed PCs may be sold or transferred in the ordinary course of business in connection with the retirement, termination or other transition of dentists of the Managed PCs who own such interests.

(i)       Sale of Assets. For so long as any amount remains due and outstanding under this Note, without prior approval of the Majority Note Holders, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries or its Managed PCs to, sell, license, transfer or otherwise dispose of any interest in any of such Person’s assets (including through merger, spin-off or consolidation), except for sales of inventory in the ordinary course of business, licenses or sublicenses of rights in intellectual property on a non-exclusive or other limited basis in the ordinary course of business and sales of obsolete equipment, other than for sales in the aggregate for less 10% of the Company’s market capitalization as of the date thereof.

(j)       Transaction with Affiliates. For so long as any amount remains due and outstanding under this Note, the Company shall not, and shall not permit any of its direct or indirect Subsidiaries or its Managed PCs to, transfer, sell, assign or otherwise dispose of any of its assets to any Affiliate or enter into any transaction directly or indirectly with or for the benefit of any Affiliate unless the monetary or business consideration arising therefrom would be as advantageous to the Company or, as applicable, such Subsidiary or Managed PC, as the Company or such Subsidiary or Managed PC would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

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(k)       Changes in Business. For so long as any amount remains due and outstanding under this Note, the Company shall not enter into or engage in any business other than that (i) carried on (or contemplated to be carried on) as of the date hereof or (ii) substantially similar and related to the business of the Company carried on as of the date hereof.

(l)       Maintenance of the Company’s Business. For so long as any amount remains due and outstanding under this Note, the Company will, and will cause each of its Subsidiaries and Managed PCs to: (i) at all times cause to be done all things necessary to maintain, preserve and renew its corporate existence and all material licenses, authorizations and permits necessary to the conduct of its businesses; (ii) maintain and keep its properties in good repair, working order and condition, and from time to time make all necessary or desirable repairs, renewals and replacements, so that its businesses may be properly and advantageously conducted in all material respects at all times; (iii) pay and discharge when payable all taxes, assessments and governmental charges imposed upon its properties or upon the income or profits therefrom (in each case before the same becomes delinquent and before penalties accrue thereon) and all claims for labor, materials or supplies to the extent to which the failure to pay or discharge such obligations would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries and Managed PCs taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements with respect thereto; (iv) comply with all other obligations which it incurs pursuant to any contract or agreement, whether oral or written, express or implied, as such obligations become due to the extent to which the failure to so comply would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries and Managed PCs taken as a whole, unless and to the extent that the same are being contested in good faith and by appropriate proceedings and adequate reserves (as determined in accordance with GAAP) have been established on its books and financial statements with respect thereto; (v) comply with all applicable laws, rules and regulations of all Governmental Authorities, the violation of which would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries and its Managed PCs taken as a whole; (vi) apply for and continue in force with good and responsible insurance companies adequate insurance covering risks of such types and in such amounts as are customary for companies of similar size engaged in similar lines of business; and (vii) maintain proper books of record and account which present fairly in all material respects its financial condition and results of operations and make provisions on its financial statements for all such proper reserves as in each case are required in accordance with GAAP.

(m)       Asset Acquisitions. For so long as any amount remains due and outstanding under this Note, without prior approval of the Majority Note Holders, the Company will not, and will cause each of its direct or indirect Subsidiaries and its Managed PCs not to, acquire any assets with an aggregate value in excess of $1,000,000.

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(n)       Accounting Changes. For so long as any amount remains due and outstanding under this Note, the Company shall not change its Fiscal Year or make or permit any material change in accounting policies or reporting practices, except as permitted or required by GAAP.

(o)       Amendment of Governing Documents. For so long as any amount remains due and outstanding under this Note, except as provided in the Securities Purchase Agreement, the Company shall not amend, supplement, or otherwise modify any of the provisions of the Company’s Governing Documents in a manner that would be materially adverse to the Holder and shall not amend, alter, modify or change the rights, preferences or privileges of Common Stock.

(p)       Board Size and Investor Directors.

(i)       At or prior to the Closing Date (as defined in the Securities Purchase Agreement), the board of directors of the Company shall take all actions necessary to cause and accept the resignation of two of its current directors and to cause two individuals designated by the initial Investors (as defined in the Securities Purchase Agreement) (in such capacity, each, an “Investor Director” and together with any successors or other directors designated by the Investors pursuant to Section 5.1(o) of the Securities Purchase Agreement, the “Investor Directors”) to be appointed to the board of directors of the Company.

(ii)       From and after the Closing Date, as long as any amount remains due and outstanding under this Note and the Other Notes or any shares of Series A Preferred Stock or Series B Preferred Stock remain outstanding, the holders of a majority of the total number of outstanding shares of Common Stock (on an “as-converted basis”), issued or issuable upon conversion of the Notes and Series A Preferred Stock (assuming conversion of (i) the Notes and Series A Preferred Stock into Series B Preferred Stock and (ii) Series B Preferred Stock into Common Stock), held by the initial Investors (and any subsequent Investor designated by the initial Investors) (the “Approved Holder Majority”) have the exclusive right (but not the obligation), voting separately as a class, to designate to the board of directors of the Company two Investor Directors (subject to increase as set forth in the following sentence). Additionally, if the Company fails to meet the Performance Targets, the Approved Holder Majority shall have the exclusive right (but not the obligation), voting separately as a class, to designate to the board of directors of the Company a third Investor Director, and the board of directors of the Company shall take all actions necessary to cause and accept the resignation of one additional current director and cause such third Investor Director to be appointed as a director on the board of directors of the Company. If the Company fails to meet any of the Modified Performance Targets, the board of directors of the Company shall immediately form a special committee of the board of directors, chaired by one of the Investor Directors and consisting solely of independent directors, with (i) the power to initiate searches for, and to recruit, retain or replace the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company, (ii) the ability to retain an executive search firm, at the Company’s expense, to manage any search for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer initiated by the Search Committee, and (iii) the ability to engage such advisors, at the Company’s expense, as necessary to assist with the Search Committee’s efforts. The foregoing shall not in any way abrogate the Investor Directors’ fiduciary duties to act in the best interest of all shareholders of the Company.

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(iii)       The Company and its board of directors shall designate at least one Investor Director to each committee of its board of directors, whether now existing or formed at any time in the future, to the extent permitted by applicable SEC and Trading Market requirements.

(iv)       The Company shall take all actions necessary to cause any Investor Directors whose terms are expiring to be included in the slate of nominees recommended by the board of directors of the Company to the Company’s shareholders for election as directors at each meeting of the Company’s shareholders called for the purpose of electing directors (and/or in connection with any election by written consent), and the Company shall use its best efforts to cause the election of each such Investor Directors, including (i) voting or providing a written consent or proxy and soliciting proxies in favor of the election of such nominees, (ii) causing the adoption of shareholders’ resolutions and amendments to the Governing Documents, (iii) executing required agreements and instruments, (iv) making, or causing to be made, with Governmental Authorities, all filings, registrations or similar actions that are required to achieve such result, and (v) as long as the Investors have the rights described under Section 5.1(o) of the Securities Purchase Agreement, not nominating or recommending the election of any other candidates against or in replacement of such Investor Directors.

(v)       Each Investor Director shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal; any vacancy or newly created directorship in the position of an Investor Director may be filled only by the Approved Holder Majority; and each Investor Director may, during his or her term of office, be removed at any time, without cause, by and only by the Approved Holder Majority.

(vi)       At all times while an Investor Director is serving as a member of the board of directors of the Company, and following any such Investor Director’s death, disability, resignation or removal, such Investor Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the board of directors of the Company. The Company or any successor to the Company shall maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Investor Directors on terms that are no less favorable than the coverage provided to other directors of the Company.

(vii)       If, following such time when no amount remains due and outstanding under the Notes and no shares of Series A Preferred Stock and Series B Preferred Stock remain outstanding, the Investors beneficially own at least 10% of the total number of outstanding shares of the Company’s Common Stock, the Investors may request the Company to enter into a stockholders’ agreement reflecting the rights set forth in this Section 4(p), which the Company and the Investors shall enter into as promptly as practicable after such request (but, in any event, no later than 30 days after such request).

(viii)       Without prior approval of the Majority Note Holders, (A) the Company shall not modify the size of its board of directors, and (B) the size of the board, including the Investor Directors, shall not exceed seven total directors.

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(q)       Search Committee. For as long as any Notes or any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, if a Failed Financial Covenant (as defined in the Fifth Amendment) occurs under the Guaranty Bank Agreement, the board of directors of the Company shall immediately establish and maintain the existence of a special committee of the board of directors, with the Investor Directors constituting a majority of the members of the Committee, with (i) the power to initiate searches for, and to recruit, retain and replace the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company, (ii) the ability to retain an executive search firm, at the Company’s expense, to manage any search for Chief Executive Officer, Chief Financial Officer and Chief Operating Officer initiated by the Search Committee and (iii) the ability to engage such advisors, at the Company’s expense, as necessary to assist with the Search Committee’s efforts. The foregoing shall not in any way abrogate the Investor Directors’ fiduciary duties to act in the best interest of all shareholders of the Company.

(r)      SEC Filings. Until such time that this Note has been converted or repaid in full, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”), even if the Company is not then subject to the reporting requirements of the Securities Exchange Act, except in the event of a merger or acquisition transaction approved by the board of directors that results in the Company not being subject to such reporting requirements.

(s)       Audited Financial Statements. For so long as any amount remains due and outstanding under this Note, the Company shall deliver, or cause to be delivered, to the Holder the Audited Financial Statements for each Fiscal Year substantially simultaneously with the delivery thereof to the lenders of the Senior Indebtedness.

(t)       Notice of Defaults on Senior Indebtedness. For so long as any amount remains due and outstanding under this Note, as soon as practicable and in event within two Business Days after giving or receiving any notice that a default or event of default has occurred under the Senior Indebtedness, the Company shall deliver to the Holder a copy of any such notice.

(u)       Notice of Defaults and Events of Defaults. For so long as any amount remains due and outstanding under this Note, the Company shall provide to the Holder, as soon as possible and in any event within five Business Days after the occurrence thereof, with written notice of each event which either (i) is an Event of Default, or (ii) with the giving of notice or lapse of time or both would constitute an Event of Default, in each case setting forth the details of such event and the action which is proposed to be taken by the Company with respect thereto.

(v)       Notice of Litigation. For so long as any amount remains due and outstanding under this Note, the Company shall provide to the Holder promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or Governmental Authority affecting the Company or any of its Subsidiaries or its Managed PCs, which, if determined adversely to the Company, could have a material adverse effect upon the financial condition, operating results, assets, operations or business prospects of the Company and its Subsidiaries and its Managed PCs taken as a whole.

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(w)       Post-Closing Covenant. The Company shall (i) repay a portion of the Senior Indebtedness of the Company as, and within the period, contemplated in the Guaranty Bank Agreement, and (ii) reduce outstanding accounts payable and past due payroll taxes, pursuant to Section 19.

(x)       Collateral. The Company shall deliver, or cause to delivered, such security agreement, guarantees, mortgages and other collateral documents as are necessary to provide the Holder with guarantees by the same entities and security interests in the same assets as the guarantees and collateral documents delivered pursuant to the Guaranty Bank Agreement, together with such opinions, title insurance policies, endorsements, financing statements, control agreements and other agreements, documents and instruments in furtherance of such guarantees and collateral arrangements as the Holder may from time to time reasonably request.

(y)       Liquidation. Without prior approval of the Majority Note Holders, the Company shall not liquidate or dissolve the Company or any of its material Subsidiaries or material Managed PCs.

(z)       Management. Without prior approval of the Majority Note Holders, the Company shall not hire or terminate the Chief Executive Officer, Chief Financial Officer or Chief Operating Officer.

5.       Events of Default; Remedies.

(a)       Events of Default. The term “Event of Default” as used herein means the occurrence or happening, at any time and from time to time, any of the following:

(i)       the failure of the Company to pay when due and payable (whether at maturity, upon the occurrence of a Fundamental Transaction or otherwise) the full amount of interest then accrued on this Note (including any PIK Interest) and the full amount of any principal payment on this Note;

(ii)       the occurrence of an Insolvency Event;

(iii)       the failure of the Company to deliver any shares of Conversion Stock required to be delivered by the Company upon conversion of this Note pursuant to Section 6, which failure is not remedied within two Trading Days of the Holder’s conversion of this Note (or Series B Preferred Stock, as applicable);

(iv)       the failure of the Company to comply with any covenant or agreement contained in any of the Senior Subordinated Note Documents, which non-compliance is not cured within 15 calendar days after receipt of written notice from the Holder;

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(v)       (A) the failure of the Company or any of its Subsidiaries or its Managed PCs to pay in full any principal of or interest or premium on any of its Indebtedness (excluding the obligations hereunder) to the extent that the aggregate principal amount of all such Indebtedness exceeds $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (B) any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such other default or event is to accelerate the maturity of such Indebtedness;

(vi)       a judgment in excess of $1,000,000 is rendered against the Company or any Subsidiary or Managed PC and, within 60 days after entry thereof, such judgment is not discharged in full or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged in full;

(vii)       any representation or warranty made or deemed made by or on behalf of Company or by any officer of the foregoing under or in connection with the Note, the Senior Subordinated Note Documents or under or in connection with any report, certificate, or other document delivered to any Holder shall have been incorrect in any material respect when made or deemed made;

(viii)       any material provision of this Note or any other Senior Subordinated Note Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company, or the validity or enforceability thereof shall be contested by the Company, or a proceeding shall be commenced by the Company or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company shall deny in writing that it has any liability or obligation purported to be created under this Note, or any other Senior Subordinated Note Document; or

(ix)       any security agreement, any mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected lien in favor of the Holder on any Collateral purported to be covered thereby.

(b)       Remedies.

(i)       Subject to the Subordination Agreement, upon the occurrence of an Event of Default, the Majority Note Holders may declare all or any portion of the unpaid Obligations to be immediately due and payable (provided, however, that if an Event of Default specified in Section 5(a)(ii) occurs, the entire unpaid Obligations shall forthwith become and be immediately due and payable without any declaration or other act on the part of the Majority Note Holders).

(ii)       Subject to the Subordination Agreement, upon the occurrence of any Event of Default and for so long as any Event of Default is continuing, the interest rate on this Note shall increase immediately by an increment of two percentage points to the extent permitted by law. Any increase of the interest rate resulting from the operation of this Section 5(b)(ii) shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this Section 5(b)(ii)). All additional interest accrued pursuant to this Section 5(b)(ii) shall be capitalized on any relevant Capitalization Date in accordance with Section 1(b).

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(iii)       Each Holder shall also have any other rights which such Holder may have been afforded under any contract or agreement at any time and any other rights which such Holder may have pursuant to applicable law.

6.       Conversion.

(a)       Conversion Procedure.

(i)       Subject to Section 2(b), at any time and from time to time prior to the payment of this Note in full, at the Holder’s option, the Holder may convert all or any portion of the principal amount (in the denominations of $1,000 in the principal amount) and accrued and unpaid interest outstanding under this Note into such number of fully paid and nonassessable shares of the Conversion Stock, as is determined by dividing the principal amount of this Note, plus all accrued and unpaid interest, by $5 (the “Conversion Price”).

(ii)       Except as otherwise expressly provided herein, each conversion of this Note shall be deemed to have been effected as of the close of business on the date on which this Note has been surrendered for conversion at the principal office of the Company. At such time as such conversion has been effected, the rights of the Holder as the holder of this Note to the extent of the conversion shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)       As soon as possible after a conversion has been effected (but in any event within two Trading Days in the case of clause (A) below), the Company shall deliver to the converting Holder:

(A)       a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting Holder has specified; and

(B)       a new Note representing any portion of the principal amount or accrued and unpaid interest which was represented by the Note surrendered to the Company in connection with such conversion but which was not converted.

(iv)       Any fractional shares of Conversion Stock shall be issued as fractional shares and not paid in cash.

(v)       The issuance of certificates for shares of Conversion Stock upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of this Note, the Company shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable.

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(vi)       The Company shall not close its books against the transfer of Conversion Stock issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any Holder required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

(vii)       The Company shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Note, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Notes and Series A Preferred Stock. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(viii)       The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series B Preferred Stock. All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).

(b)       Notices. If (A) the Company engages in a Fundamental Transaction or (B) there is a dissolution or liquidation of the Company, the Company shall notify holders of the Notes, Series A Preferred Stock and Series B Preferred Stock of the proposed record or effective date, as the case may be, at least 10 days before such date.

7.       Liquidating Dividends. If the Company declares a dividend upon the Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with GAAP) except for a stock dividend payable in shares of Common Stock (a “Liquidating Dividend”), then the Company shall pay to the Holder at the time of payment thereof the Liquidating Dividend which would have been paid to the Holder on the Conversion Stock (and Common Stock) had this Note, Series A Preferred Stock and Series B Preferred Stock been fully converted immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

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8.       Purchase Rights. Except with respect to Excluded Securities, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon conversion of such Holder’s Series B Preferred Stock (acquirable upon conversion of such Holder’s Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9.       Intentionally Omitted.

10.     Registration Agreement. The Company and the Holder agree and acknowledge that the shares of Common Stock issuable by the Company upon conversion of this Note and Series A Preferred Stock are “Registrable Securities” pursuant to and as defined in that certain Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Holder and the other parties signatory thereto (the “Registration Rights Agreement”); provided, that if this Note is assigned pursuant to Section 14 of this Note to any Person, such assignee will be deemed a party to such Registration Rights Agreement and the shares of Common Stock issuable by the Company upon conversion of this Note and Series A Preferred Stock shall be “Registrable Securities” pursuant to such Registration Rights Agreement.

11.     Amendment or Waiver. Except as otherwise expressly provided herein and except as otherwise expressly provided in the Subordination Agreement, the provisions of this Note may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Majority Note Holders; provided, that, except to the extent specifically provided for herein, no such action shall change (i) the rate at which or the manner in which interest accrues on this Note or the times at which such interest becomes payable, (ii) any provision relating to the scheduled payments or prepayments of principal on this Note, (iii) the Conversion Price of this Note or the number of shares or the class of stock into which this Note is convertible, or (iv) any provision of this Section 11, without the written consent of 100% of the Holders.

12.      Definitions. For purposes of this Note, the following capitalized terms have the following meaning:

“Affiliate” means with respect to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (ii) which beneficially owns or holds 10% or more of any class of the voting stock of such first Person, or (iii) whereby 10% or more of the voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of such other Person is beneficially owned or held by such first Person or by a Subsidiary (or Managed PC, as applicable) of such first Person.

“Approved Holder Majority” has the meaning ascribed to such term in Section 4(p).

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“Approved Stock Plan” means any employee benefit plan that has been approved by the board of directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant or director for services provided to the Company.

“as-converted basis” means, with respect to the outstanding shares of Common Stock, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the Series B Preferred Stock that is either (x) then outstanding or (y) issuable upon conversion of this Note, the Other Notes and Series A Preferred Stock then outstanding, as adjusted to appropriately reflect any stock split, combination, reclassification, recapitalization or similar transaction, are assumed to be then outstanding.

“Audited Financial Statements” means, with respect to any Fiscal Year, the consolidated balance sheets, statements of operations and retained earnings and statements of cash flows of the Company and its Subsidiaries and Managed PCs as of the end of such Fiscal Year, together with the report and opinion of the independent certified public accountants for such entities.

“Bank” means Guaranty Bank and Trust Company, a Colorado bank.

“Business Day” means each day other than a Saturday, Sunday or a day that it is not a Trading Day.

“Capitalization Date” is defined in Section 1(b) of this Note.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a lien or security interest is granted or purported to be granted by such Person as security for all or any part of the Obligations under this Note or the other Senior Subordinated Note Documents.

“Common Stock” means the common stock, without par value, of the Company as constituted on the date hereof and any stock into which any such common stock is changed or any stock resulting from any stock split, stock dividend or other recapitalization or reclassification of any such common stock.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of Common Stock (other than such instruments issued pursuant to a dividend reinvestment plan or share purchase plan or similar plans), including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock, note or other evidence of indebtedness that is convertible into or exchangeable or exercisable for shares of Common Stock.

“Company” is defined in the first introductory paragraph of this Note.

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“Contingent Liabilities” means each obligation and liability of the Company and all such obligations and liabilities of the Company incurred pursuant to any agreement, undertaking or arrangement by which the Company: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) undertakes or agrees to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” (and the lower-case versions of the same) have meanings correlative thereto.

“Conversion Price” has the meaning ascribed to such term in Section 6(a) of this Note.

“Conversion Stock” means shares of the Company’s authorized but unissued Series B Preferred Stock; provided, that if there is a change such that the securities issuable upon conversion of the Notes are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of this Note if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Default” means an Event of Default or an event or condition which with notice or lapse of time or both would constitute an Event of Default.

“Dilutive Issuance” means any issuance or sale by the Company of any shares of Common Stock or Common Stock Equivalents (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price equal to the conversion price of Conversion Stock in effect immediately prior to such issue or sale.

“Disclosure Schedule” means that certain Disclosure Schedule, dated as of the date hereof, containing certain disclosure schedules, executed by the Company and delivered to the Holder pursuant to the Securities Purchase Agreement.

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“EBITDA” means for any period, an amount equal to the sum of (a) consolidated net income for such period plus (b) the following to the extent deducted in calculating such consolidated net income: (i) interest charges for such period, (ii) federal, state and local income taxes for such period, (iii) depreciation and amortization expense for such period, (iv) non-cash stock compensation expense for such period, (v) all other non-recurring charges (including, without limitation, location closure costs, proxy contest costs and legal costs) approved in advance by Bank, in its reasonable discretion, and (vi) losses for such period from the sale or other disposition of property less (c) the following to the extent included in calculating such consolidated net income: (i) non-cash gains for such period and (ii) gains for such period from the sale or other disposition of property.

“Event of Default” has the meaning ascribed to such term in Section 5(a) of this Note.

“Excluded Securities” means any Common Stock issued or issuable: (i) in connection with or pursuant to any Approved Stock Plan; (ii) upon conversion of the Notes, Series A Preferred Stock or Series B Preferred Stock; and (iii) upon conversion of any Common Stock Equivalents that are outstanding on the day immediately preceding the date hereof, provided that the terms of such Common Stock Equivalents are not amended, modified or changed in any manner adverse to the Holder on or after the date hereof.

“Fifth Amendment” means the Fifth Amendment, dated as of December 27, 2017, to the Guaranty Bank Agreement.

“Fiscal Year” means the fiscal year ending on December 31 of each year.

“Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, Tender Offer or exchange offer that is accepted by such number of holders of outstanding shares of Common Stock resulting in such Person (together with any Affiliates of such Person) holding more than 50% of the outstanding Common Stock of the Company following such purchase, Tender Offer or exchange offer, or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person resulting in such other Person (together with any Affiliates of such person) holding more than 50% of the outstanding Common Stock of the Company following such stock purchase agreement or other business combination, or (v) reorganize, recapitalize or reclassify its Common Stock, except for stock splits and stock dividends that do not affect the relative ownership of the shareholders of the Company and for which adjustments are made under the conversion and other applicable provisions of the Transaction Documents (as defined in the Securities Purchase Agreement), or (vi) an event where a person, or a group of persons acting together acquires more than 50% of the Common Stock of the Company, measured by total voting power, or (vii) the Company is liquidated or dissolved, or (viii) during any 12-month period, a majority of the board of directors of the Company ceases to be comprised of existing board members at the beginning of the period and any new directors whose election was approved by at least two-thirds of the directors then still in office; provided that, for purposes of Section 2(b), following such transaction the holders of Common Stock immediately prior to such transaction do not own more than 50% of the common equity of the company surviving such business combination transaction or to which such assets are transferred or do not own the common equity in the company surviving such business combination substantially in the same relative proportions as their respective interests in the Common Stock prior to such transaction.

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“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, provided, however, that interim financial statements or reports shall be deemed in compliance with GAAP despite the absence of footnotes and fiscal year-end adjustments as required by GAAP.

“Governing Document” means, relative to any Person, its articles or certificate of incorporation, or certificate of limited partnership or formation, its certificate of designation(s) of preferred stock, its bylaws, partnership or operating agreement or other organizational documents, and all shareholders agreements, voting trusts and similar arrangements applicable to any of its capital stock, partnership interests or other ownership interests.

“Governmental Authority” shall mean any federal, state, local or other governmental department, commission, board, bureau, agency or other instrumentality or authority, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government.

“Guaranty Bank Agreement” means the Loan and Security Agreement, by and between the Company and the Bank, including the Fifth Amendment, as amended, restated, supplemented or otherwise modified from time to time.

“Holder” is defined in the first introductory paragraph of this Note.

“Indebtedness” (and the lower-case version of the same) means, with respect to any Person, all liabilities, obligations and indebtedness of such Person of every kind and nature, including, without limitation: (i) indebtedness or liability for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (ii) obligations as lessee under any leases (including under any capital leases); (iii) any reimbursement or other obligations under any performance or surety bonds or any letters of credit issued for the account of such Person; (iv) all net obligations in respect of any derivative products; (v) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person, or otherwise to assure a creditor against loss; and (vi) obligations secured by any Lien on property owned by such Person, whether or not the obligations have been assumed.

“Insolvency Event” means the occurrence of any of the following: (i) the Company or any of its Subsidiaries or Managed PCs makes a general assignment for the benefit of creditors; (ii) an order, judgment or decree is entered adjudicating the Company or any of its Subsidiaries or Managed PCs bankrupt or insolvent; (iii) any order for relief with respect to the Company or any of its Subsidiaries or Managed PCs is entered under the Federal Bankruptcy Code; (iv) the Company or any of its Subsidiaries or Managed PCs petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any of its Subsidiaries or Managed PCs or of any substantial part of the assets of the Company or any of its Subsidiaries or Managed PCs, or commences any proceeding relating to the Company or any of its Subsidiaries or Managed PCs under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or (v) any such petition or application is filed, or any such proceeding is commenced, against the Company or any of its Subsidiaries or Managed PCs and not dismissed or stayed within 60 calendar days after the commencement thereof.

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“Interest Payment Date” means March 31, June 30, September 30 and December 31.

“Issuance Date” means the date hereof.

“Investor Director(s)” has the meaning ascribed to such term in Section 4(p).

“Legend” is defined in Section 15(a) of this Note.

“Leverage Ratio” means, on a consolidated basis, the ratio of (a) Indebtedness (as of the end of the most recently completed calendar quarter), other than Indebtedness under the Notes, Series A Preferred Stock and Series B Preferred Stock, to (b) EBITDA (for the most recently completed four calendar quarters).

“Lien” is defined in Section 4(c) of this Note.

“Liquidating Dividend” is defined in Section 7 of this Note.

“Majority Holders” means the holders of a majority of the then-outstanding shares of Common Stock issued or issuable upon conversion of the Notes and Series A Preferred Stock (assuming conversion of (i) the Notes and Series A Preferred Stock into Series B Preferred Stock and (ii) Series B Preferred Stock into Common Stock).

“Majority Note Holders” means the holders of a majority of then outstanding principal amount of this Note, the Other Notes and any additional notes issued in connection with assignments and transfers permitted by Section 14.

“Managed PC” means a professional corporation or comparable entity professional corporation or comparable entity engaged in the practice of dentistry for which the Company provides administrative, business and/or marketing support and advice pursuant to a Management Agreement.

“Management Agreement” means a written agreement pursuant to which the Company provides administrative, business and/or marketing support and advice to a Managed PC.

“Maturity Date” is defined in Section 2(a) of this Note.

“Modified Performance Targets” means the following performance targets for the Company: (a) The Company shall achieve a trailing 12-month EBITDA of (i) $2,040,000 by June 30, 2018, (ii) $2,762,500 by December 31, 2018, (iii) $3,612,500 by June 30, 2019, and (iv) $4,675,000 by June 30, 2020; and (b) the Company shall maintain the following maximum Leverage Ratio: (i) 3.75:1 by June 30, 2018 and (ii) 2.5:1 by June 30, 2019 and thereafter.

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“Note” is defined in the first introductory paragraph of this Note.

“Obligations” means all obligations, liabilities or sums due or to become due by the Company under this Note or any other Senior Subordinated Note Document.

“Other Notes” is defined in the first introductory paragraph of this Note.

“Performance Targets” means the following performance targets for the Company: (a) The Company shall achieve a trailing 12-month EBITDA of (i) $2,400,000 by June 30, 2018, (ii) $3,250,000 by December 31, 2018, (iii) $4,250,000 by June 30, 2019, and (iv) $5,500,000 by June 30, 2020; and (b) the Company shall maintain the following maximum Leverage Ratio: (i) 3:1 by June 30, 2018 and (ii) 2:1 by June 30, 2019 and thereafter.

“Permitted Indebtedness” means (A) Indebtedness to the Bank not to exceed $9,350,000; (B) Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by the Notes, as reflected in a written agreement acceptable to the Holder and approved by the Majority Holders in writing, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until 91 days after the Maturity Date (as defined in the Notes) or later and (2) total interest and fees at a rate in excess of 3% over the greater of the interest rate for the Notes and the rate for U.S. treasury notes with comparable maturity per annum; (C) Indebtedness existing as of the Issuance Date (as defined in the Notes) and set forth in the Disclosure Schedule; (D) Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refund, renew, refinance, defease or replace Permitted Indebtedness, provided, however, that (i) such extension, refund, renewal, refinancing, defeasance or replacement is pursuant to terms that are not materially less favorable to the Company, its Subsidiaries, its Managed PCs or the Holder than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refund, renewal, refinancing, defeasance or replacement, the amount of such indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such refund, renewal, refinancing, defeasance or replacement; (E) intercompany indebtedness among the Company and its Subsidiaries and/or its Managed PCs, provided that if issued by the Company, the intercompany indebtedness is subordinated in right of payment to the Notes; (F) obligations of the Company for taxes, assessments, municipal or other governmental charges; (G) obligations of the Company for accounts payable, other than for money borrowed, incurred in the ordinary course of business; (H) Indebtedness incurred solely in respect of letters of credit and performance bonds (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in amounts and for the purposes customary in the Company’s industry; (I) Contingent Liabilities existing as of the date hereof and disclosed in writing to the Holders, or as otherwise approved in writing by the Majority Note Holders; and (J) purchase money indebtedness which, if secured by a purchase money security interest, is or would be a Permitted Lien, and which is incurred for the purchase of equipment necessary or appropriate for the conduct of the Company’s business in the ordinary course of business.

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“Permitted Liens” means: (i) Liens granted to the Bank; (ii) any Lien for taxes, assessments or governmental charges or claims not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (iii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent; (iv) any Lien imposed by law or created by operation of law, including, without limitation, materialmen’s mechanics’, landlords’, carriers’, warehousemen’s, suppliers’ and vendors’ Liens, Liens for master’s and crew’s wages and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings; (v) Liens incurred or deposits and pledges made in connection with (1) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or legislation, (2) the performance of letters of credits, bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (3) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due; (vi) reservations, exceptions, encroachments, rights-of-way, covenants, conditions, easements, restrictions and similar encumbrances or charges on real property and minor irregularities in the title thereto that do not (1) secure obligations for the payment of money or (2) materially impair the value of such property or its use by the Company or any of its Subsidiaries or its Managed PCs in the normal conduct of such Person’s business; (vii) any Lien incurred to secure Senior Indebtedness; (viii) Liens securing the Company’s obligations under the Notes; (ix) Liens in favor of the Company or any of its Subsidiaries or Managed PCs; (x) Liens (in addition to the other Liens permitted herein) securing Indebtedness not to exceed $100,000 in the aggregate; (xi) Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clause (xi) hereof; provided that such Liens do not extend to any other property of the Company or any of its Subsidiaries or its Managed PCs and the principal amount of the Indebtedness secured by such Lien is not increased; (xii) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof; (xiii) Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business; (xiv) Liens securing Indebtedness permitted to be incurred pursuant to clause (D) of the definition of Permitted Indebtedness, provided that such Liens do not extend to any other property of the Company or its Subsidiaries or its Managed PCs and the principal amount of the Indebtedness secured by such Lien is not increased; (xv) Liens in the form of pledges by dentists of Managed PCs of interests in such Managed PCs; (xvi) Liens that constitute purchase money security interests on any property securing Indebtedness incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired; and (xvii) Liens in favor of the Company under the Management Agreements.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“PIK Interest” is defined in Section 1(a) of this Note.

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“Purchase Rights” is defined in Section 8 of this Note.

“Registration Rights Agreement” is defined in Section 10 of this Note.

“Restricted Security” means this Note, all Conversion Stock issuable pursuant to Section 6 of this Note, all Common Stock issuable upon conversion of Series B Preferred Stock, and any securities issuable by way of a stock split, stock dividend or other recapitalization with respect to the Common Stock issuable pursuant to Section 6 of this Note. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have (a) been effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) been distributed to the public through a broker, dealer or market Company pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or (c) been otherwise transferred and, if such Restricted Securities have been certificated, new certificates for them not bearing the Securities Act Legend set forth in Section 15 have been delivered by the Company in accordance with Section 15. Whenever any particular securities of the Company cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without expense, to the extent such Restricted Security was certificated, new securities of like tenor not bearing a Securities Act Legend of the character set forth in Section 15.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” is defined in Section 4(r) of this Note.

“Securities Purchase Agreement” is defined in the first introductory paragraph of this Note.

“Senior Indebtedness” means the principal of (and premium, if any), interest (including any interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is an allowable claim in such proceeding) on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto and all reimbursement or payment obligations with respect to letters of credit) payable by Company under or in connection with any indebtedness (including any deferrals, renewals, extensions, refinancing, amendments, reclassifications or supplements thereto) of the Company which by its terms expressly does not provide that it ranks pari passu or junior in right of payment to the Notes. Senior Indebtedness shall not, however, include the Notes, or any Indebtedness of the Company to any Subsidiary or Managed PC of the Company. Senior Indebtedness expressly includes the Company’s Indebtedness to the Bank under the Guaranty Bank Agreement.

“Senior Subordinated Note Documents” means this Note, the security agreement for this Note, and any other agreement, document or instrument delivered to or in favor of Holder or any holder in connection with any of the foregoing (to the extent permitted by the Subordination Agreement).

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“Series A Preferred Stock” means Series A Convertible Preferred Stock of the Company as provided for in the Securities Purchase Agreement.

“Series B Preferred Stock” is defined in Section 1(a) of this Note.

“Subordination Agreement” is defined in the second introductory paragraph of this Note.

“Subsidiary” of any specified Person means any corporation, partnership, limited liability company, joint venture, association or other business entity, whether now existing or hereafter organized or acquired, (i) in the case of a corporation, of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, officers or trustees thereof is held by such first-named Person or any of its Subsidiaries, or (ii) in the case of a partnership, limited liability company, joint venture, association or other business entity, with respect to which such first-named Person or any of its Subsidiaries has the power to direct or cause the direction of the management and policies of such entity by contract or otherwise or if in accordance with GAAP such entity is consolidated with the first-named Person for financial statement purposes. “Subsidiary” expressly excludes the Managed PCs.

“Tender Offer” means a broad solicitation by a Person to purchase a substantial percentage of a company’s equity securities.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the Nasdaq Stock Market, the NYSE American or the OTC Markets.

“Transfer” is defined in Section 14 of this Note.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), (b) if OTCBB, OTCQB or OTCQX is not a Trading Market (and the daily volume weighted average price of the Common Stock is not reported by Bloomberg L.P.), the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCBB, OTCQB or OTCQX, as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCBB, OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Majority Holders and reasonably acceptable to the board of directors of the Company. If such parties are unable to reach agreement within a reasonable period of time, an appraiser jointly selected by the Majority Holders and reasonably acceptable to the board of directors of the Company shall determine such fair value. The determination of such appraiser shall be final and binding upon the parties. The Company shall pay the fees and expenses of such appraiser.

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13.       Cancellation. Immediately after all principal and accrued interest at any time owed on this Note has been paid in full (including by the conversion of 100% of the amounts outstanding under this Note into shares of Series B Preferred Stock, which shares are validly authorized and issued to the Holder), this Note shall be automatically cancelled and the Holder shall immediately surrender this Note and shares of Series A Preferred Stock (after the conversion thereof) to the Company for cancellation and retirement, as applicable. After cancellation of this Note, this Note shall not be reissued.

14.       Assignment. The rights and obligations of the Company may not be assigned by the Company without the prior written consent of the Majority Note Holders, which consent may be granted or withheld in the Majority Note Holders’ sole discretion. The Holder may assign at any time this Note to any of its affiliates, any financial institutions or any other Person, in which event, the assignee shall have, to the extent of such assignment, the same rights and benefits as it would have if it were the Holder, except as otherwise provided by the terms of such assignment or participation. Upon a valid assignment of a party’s rights and obligations under this Note, this Note shall inure to the benefit of and be binding upon the successors and permitted assigns and transferees of the Company and the Holder; provided that in no event shall the sale, exchange, assignment, pledge, hypothecation, transfer or other disposition (each, a “Transfer”) of this Note relieve the Company of its obligations hereunder or under any other Senior Subordinated Note Documents to which it is a party. In the event of any permitted assignment hereunder, (i) the prospective Holder shall be, and shall provide a representation that it is, entering into such Transfer for its own account and not with a view to, or for sale in connection with, any subsequent distribution, and (ii) the prospective Holder shall become a party to this Note (or any replacement hereof) and the Subordination Agreement. Shares of Series A Preferred Stock may only be purchased, sold or otherwise transferred together with this Note. The prospective Holder shall provide notice of such Holder’s interest in the Note within five Business Days after the Transfer.

15.       Securities Law Restrictions.

(a)       Each certificate or instrument representing Restricted Securities, if any, shall be imprinted with a legend in substantially the following form (the “Legend”):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY COMPARABLE STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

(b)       The Company shall remove such Legends pursuant to the procedures set forth in the Securities Purchase Agreement.

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16.       Payments; Place of Payment. All payments to be made to the Holder shall be made in the lawful money of the United States of America in immediately available funds.

17.       Place of Payments. Payments of principal and interest shall be delivered as directed by prior written notice by the Holder to the Company or, if not specified by such Holder, then to such Holder, at the address of such Holder set forth on the Company’s records or at such other address as is specified by prior written notice by such Holder to the Company.

18.       Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by electronic transmission to the email address set forth below if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day, or on the next Business Day if sent by electronic transmission to the email address set forth below if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day; (c) three Business Days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party as follows (if to the Company, Birner Dental Management Services, Inc., 1777 S. Harrison Street, Suite 1400, Denver, Colorado 80210, attention: Fred Birner, email: fbirner@birnerdental.com, or such other address and email address as the Company shall designate from time-to-time as its principal office and main email address, and if to any Holder, to such address designated by such Holder in writing to the Company); (d) the next Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth above with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (e) when received by another party. A party may change or supplement the addresses given above, or designate additional addresses (or electronic addresses for electronic transmissions), for purposes of this Section 18 by giving the other party written notice of the new address in the manner set forth above.

19.       Use of Proceeds. The Company shall use the proceeds from this Note as follows: (a) a portion of the proceeds of this Note and the Other Notes shall be used to reduce outstanding accounts payable and to pay past due payroll taxes, in each case as set forth the Fifth Amendment; (b) up to $1,500,000 in the proceeds of this Note and the Other Notes shall be used to make payments on the term loan under the Fifth Amendment and outstanding letters of credit; and (c) the balance of the proceeds of this Note and the Other Notes shall be used for general corporate purposes.

20.       Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

21.       Waiver of Presentment, Demand and Dishonor. The Company hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Federal Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the Obligations and any and all extensions, renewals, and modifications hereof.

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22.       Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a Business Day, the payment shall be due and payable on, and the time period shall automatically be extended to, the immediately following Business Day, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

23.       Waiver of Jury Trial. EACH OF THE COMPANY AND THE HOLDER OF THIS NOTE, BY ISSUING OR ACCEPTING THIS NOTE, AS APPLICABLE, AGREES THAT IT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO JURY TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS NOTE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS IN RESPECT OF THIS NOTE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. Each of the Company and the Holder, by accepting this Note, hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that each Holder and the Company may file an original counterpart of a copy of this Note with any court as written evidence of the consent of the Holder or the Company to the waiver of the Holder’s right to trial by jury.

24.       No Waiver. The rights and remedies of the Holder expressly set forth in this Note are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Holder in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Default. No course of dealing between the Company and the Holder or their agents or employees shall be effective to amend, modify or discharge any provision of this Note or to constitute a waiver of any Event of Default. No notice to or demand upon Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Holder to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

25.       Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

26.       Facsimile Transmission of Signature Page. The delivery of any executed signature page to this Note by telecopy or other electronic imaging means shall be effective as delivery of a manually executed signature page to this Note.

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27.       Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” whether or not so expressly stated in each such instance and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Note in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Note, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.

28.       Excessive Interest. Notwithstanding any other provision herein to the contrary, this Note is hereby expressly limited so that the interest rate charged hereunder shall at no time exceed the maximum rate permitted by applicable law. If, for any circumstance whatsoever, the interest rate charged exceeds the maximum rate permitted by applicable law, the interest rate shall be reduced to the maximum rate permitted, and if the Holder shall have received an amount that would cause the interest rate charged to be in excess of the maximum rate permitted, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder (without charge for prepayment) and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to the Company.

* * * * *

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IN WITNESS WHEREOF, the Company has duly executed and delivered this Convertible Senior Subordinated Secured Loan Note on the date first above written.

BIRNER DENTAL MANAGEMENT SERVICES, INC.

By:	/s/ Dennis N. Genty
Name: Dennis N. Genty
Title: Chief Financial Officer

[Signature Page to Convertible Senior Subordinated Secured Loan Note]